Exhibit 99.(a).(1).(A)

XETA TECHNOLOGIES, INC.

September 17, 2009

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

The offer and associated withdrawal rights

expire at 11:00 p.m., Central Time

on October 16, 2009 unless the offer is extended.

XETA Technologies, Inc. (referred to as “we,” “us,” the “Company” or “XETA”) is offering employees of XETA the opportunity to voluntarily exchange certain outstanding “underwater” stock options for new stock options to purchase a lesser number of shares of our common stock at a lower exercise price (the “Exchange Program”).  The options eligible for this Exchange Program (the “Eligible Options”) are those outstanding stock options granted under either the XETA Technologies 2000 Stock Option Plan (the “2000 Plan”) or the XETA Technologies 2004 Omnibus Stock Incentive Plan (the “2004 Plan”), that have a per share exercise price which is:

•                  equal to or greater than $2.95 but not higher than $4.14; and

•                  greater than the closing price of our common stock on the date that the new stock options to be issued in the Exchange Program are granted.

All new stock options to be issued in exchange for Eligible Options will be granted under the 2000 Plan and will have a new vesting period and six year term.

Only employees, including the Company’s executive officers, who hold Eligible Options and who remain employed by the Company during the period of the Exchange Program and through the date the new stock options are granted, are eligible to participate in the Exchange Program (the “Eligible Employees”).  Directors of the Company who are not also employees of the Company are not eligible to participate in the Exchange Program.

We are making this offer upon the terms and subject to the conditions set forth in this offering document and in the Election Form to Exchange Options (the “Election Form”) that accompanies this document.  You are not required to accept this offer to exchange your Eligible Options.  Rather, your election to participate in the Exchange Program is voluntary and there are no penalties for electing not to participate.  If you choose not to participate in the Exchange Program, your Eligible Options will remain outstanding according to the terms and conditions under which they were granted.

The new stock options to be issued in the Exchange Program will have substantially the same terms and conditions as the Eligible Options exchanged for new options, except that:

•                  The number of shares subject to the new stock options will be less than the number of shares subject to the Eligible Options you surrender.  The number of new stock options will be determined using an exchange ratio designed to result in the fair value of the new stock options being approximately equal to the fair value of the Eligible Options that are surrendered for exchange. Hypothecal exchange ratios for a range of assumed closing prices of our common stock on the date of exchange are set forth below and in Section 1, “Eligibility; Number of New Stock Options; Expiration Date.”

•                  The exercise price of the new stock options will be equal to the closing price of our common stock as reported on the NASDAQ Global Market (“NASDAQ”) on the date the new stock options are granted, which will be the same date as the expiration date of the Exchange Program.

•                  The new stock options will vest over three years even if all or any portion of the surrendered Eligible Options were already vested when exchanged.  Under the new vesting schedule and provided that you continue to be an employee of XETA through the vesting date:  50% of the new stock options will vest on the first anniversary of the date of grant of the new options; 25% will vest on the second such anniversary; and the remaining 25% will vest on the third such anniversary.

•                  The new stock options will have a term of six years from their date of grant.

•                  The new stock options will be granted under and therefore subject to the terms and conditions of the 2000 Plan, regardless of whether the Eligible Options surrendered were granted under the 2004 Plan or the 2000 Plan.

For purposes of illustration only, the following table provides examples of what the applicable exchange ratios would be based upon the exercise price of the Eligible Options and various assumed closing share prices for our common stock within a range of 20% below and 20% above a recent closing price of $2.45.  The exchange ratio represents that number of Eligible Option shares that must be surrendered in exchange for one share under a new stock option.

Grant	Exercise
Date of	Price of	Hypothetical Exchange Ratios Based on Various Assumed Closing Prices
Eligible	Eligible	on Expiration Date of Exchange of
Options	Options	$1.96	$2.08	$2.21	$2.33	$2.45	$2.57	$2.70	$2.82	$2.94
10/19/06	$2.95	1.7500	1.6274	1.5455	1.4595	1.3951	1.3371	1.2887	1.2381	1.2035
07/05/07	$3.25	1.5167	1.4328	1.3600	1.3171	1.2556	1.2268	1.1792	1.1404	1.1148
11/01/01	$3.63	1.8958	1.7778	1.7000	1.6119	1.5270	1.4691	1.4045	1.3542	1.3077
12/05/07	$4.14	1.9783	1.8824	1.7586	1.6875	1.5915	1.5455	1.4706	1.4130	1.3737

For purposes of illustration only, the following table reflects what the number of new option shares granted would be per 100 shares of  Eligible Options surrendered based upon the hypothetical exchange ratios shown in the table above.

Number of
Eligible Options Surrendered for	Exercise Price of Eligible Option	Number of New Option Shares Per 100 Eligible Option Shares Exchanged Based Upon Hypothetical Exchange Ratios at Assumed Closing Prices of
Exchange	Price	$1.96	$2.08	$2.21	$2.33	$2.45	$2.57	$2.70	$2.82	$2.94
100	$2.95	57	61	65	69	72	75	78	81	83
100	$3.25	66	70	74	76	80	82	85	88	90
100	$3.63	53	56	59	62	65	68	71	74	76
100	$4.14	51	53	57	59	63	65	68	71	73

The terms of the Exchange Program are described in greater detail in this document and the Election Form.  We urge you to read these documents carefully and in their entirety, along with the other materials provided to you with these documents, before making a decision whether to participate in the Exchange Program.

This offer is subject to certain conditions which we describe in Section 6, “Conditions to the Exchange Program,” below. This offer is not conditioned upon a minimum aggregate number of Eligible Options being tendered for exchange.

If you wish to participate in the Exchange Program, you must submit a completed Election Form to us via our intranet website “myXETA” at www.myxeta.com in accordance with the detailed instructions contained therein, or by paper via facsimile, U.S. mail or courier in the event the intranet website is not accessible to you for any reason.  Your election to participate must be received by us before expiration of this offer.  This offer is scheduled to expire at 11:00 p.m. Central Time on Friday, October 16, 2009 unless it is extended.

IMPORTANT

Although our Board of Directors has approved the Exchange Program, neither we nor our Board makes any recommendation as to whether you should elect to participate and exchange your Eligible Options for new stock options.  You must make your own personal decision whether to elect to exchange your Eligible Options. We urge you to consult your personal financial and tax advisors before making this decision.

Shares of our common stock are quoted on NASDAQ under the symbol “XETA.” On September 15, 2009, the closing sales price of our common stock as quoted on NASDAQ was $2.67 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.

See “Risk Factors” for a discussion of various risks you should consider before deciding whether to participate in the Exchange Program.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this offer.  Any representation to the contrary is a criminal offense.

We have not authorized any person to make any recommendation on our behalf as to whether or not you should exchange your Eligible Options pursuant to this Exchange Program. You should rely only on the information contained in this document or in documents to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this Exchange Program other than the information and representations contained in this document and accompanying materials. If anyone makes any recommendation or representation to you or gives you any information, you should not rely upon that recommendation, representation or information as having been authorized by us.

This offer to exchange Eligible Options is not being made to, nor will any tender of Eligible Options be accepted from or on behalf of, any employee in any jurisdiction in which the making of this offer or the employee’s participation in the Exchange Program would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions we deem necessary for us to permit us to make this offer to Eligible Employees in such jurisdiction.

SUMMARY OF TERMS—QUESTIONS AND ANSWERS

The following summary of the Exchange Program is presented in question and answer format.  To understand the Exchange Program fully and to ensure that you are making an informed decision about whether to participate in the Exchange Program, we urge you to carefully read this entire document and the other materials provided with it.

The questions and answers set forth below have been divided into three categories:

•	Exchange Program Design and Purpose
•	Administration and Timing of the Program
•	Other Important Questions

EXCHANGE PROGRAM DESIGN AND PURPOSE

Q1.                            What is the Exchange Program?

The Exchange Program is a one-time opportunity being offered by XETA to Eligible Employees to exchange their Eligible Options for new stock options. The Exchange Program is voluntary and will allow Eligible Employees to choose whether to keep their Eligible Options at the existing exercise price(s) or to exchange those options for a lesser number of new stock options at a lower exercise price. The Exchange Program does not pertain to, and will have no affect on, any options you own other than Eligible Options.

Q2.                            Who is eligible to participate in the Exchange Program?

Any employee of XETA on the date of commencement of the Exchange Program who owns Eligible Options and who remains employed at XETA through the date the new stock options are granted, is eligible to participate in the Exchange Program (the “Eligible Employees”).  Non-employee directors are not eligible to participate.

Q3.                            Which options are Eligible Options?

Eligible Options are those stock options that are currently outstanding under either the 2000 Plan or the 2004 Plan and that have an exercise price (i) equal to or greater than $2.95 but not higher than $4.14, and (ii) greater than the closing price of our common stock on the date of grant of the new options.

Q4.                            Why is XETA conducting the Exchange Program?

Stock options provide an important incentive to our employees by giving them a stake in the long-term success of the Company and encouraging them to remain employees of XETA.

Many of our employees, however, have stock options that are “underwater,” which means that the stock options have an exercise price that is higher than the current market value of our common stock.  As a result, these stock options are ineffective at achieving their intended purpose.  By offering to exchange the Eligible Options with new stock options under the Exchange Program, we believe we can reinstate the intended incentives and retention value of our option program.

Q5.                            Why can’t the Company just grant me additional options?

Because of the number of options currently outstanding, a grant of additional options to employees holding underwater options could significantly dilute our current and future stockholders and could potentially have a negative impact on our outstanding shares and earnings per share.

Q6.                            I have other options with exercise prices that are higher than the Eligible Options.  Why is the Company not offering to exchange those options as well?

We evaluated all of our outstanding stock options for potential exchange on a value-for-value basis.  Based on the exercise price and remaining term of each outstanding option and the current market price of our common stock, the fair value of options with exercise prices above $4.14 is minimal and therefore would have no value in an exchange program.

Q7.                            Do I have to participate in the Exchange Program?

No. Participation in the Exchange Program is completely voluntary.  If you do not want to participate, you do not have to take any action.  If you elect not to participate, your Eligible Options will remain outstanding under the terms and conditions under which they were granted.

Q8.                            What will I receive in exchange for my Eligible Options?

If you elect to participate in the Exchange Program, you will receive new stock options in exchange for the Eligible Options that you properly surrender for exchange.  The new stock options will represent the right to purchase fewer shares of our common stock at a lower exercise price per share than the Eligible Options you exchange, and will have a new vesting schedule and expiration date.  The new options will be granted under the 2000 Plan, regardless of whether your Eligible Options were granted under the 2000 Plan or the 2004 Plan.  Except for these differences, and the difference between the terms of the 2000 Plan and the 2004 Plan regarding the definitions of “change in control” and “disability’ and the effect of change in control, the terms of the new stock options will be substantially the same as those of the Eligible Options.

Q9.                        How many new option shares will I receive?

The number of shares represented by your new stock option will be determined using an exchange ratio designed to result in the fair value of the new stock options being approximately equal to the fair value of the Eligible Options that they replace.  The exchange ratio will be calculated by our independent valuation consultant using the Black-Scholes option valuation model.

The exchange ratio will depend in part upon the exercise price of the Eligible Options surrendered and the closing price of our common stock on the date the new stock options are granted which will be the expiration date of the Exchange Program.  Consequently, you will not know the exact number of new option shares that you will receive in the Exchange Program until after the NASDAQ market closes at 3:00 p.m. Central Time on the date of expiration of the Exchange Program.  For purposes of illustration only, we have provided examples of what the exchange ratios would be for each exercise price of the Eligible Options based upon a recent stated closing price of our common stock and upon a range of hypothetical closing prices that are 20% above and 20% below that price, under Section 1, “Eligibility; Number of New Stock Options; Expiration Date” of this document.  These illustrations also provide examples of what the number of new stock options would be per 100 Eligible Options surrendered, based upon such range of hypothetical closing prices.

Q10.                     When will the new stock options vest?

The new stock options will be unvested when they are granted, regardless of whether the Eligible Options surrendered are fully vested at the time of the exchange.  All new stock options will vest in installments over a three-year period beginning one year after the date of grant of the new options, as follows:

•                  50% on the 1st anniversary of the date of grant;

•                  25% on the 2nd anniversary of the date of grant; and

•                  25% on the 3rd anniversary of the date of grant.

Q11.                     What will the exercise price of the new stock options be?

The exercise price of the new stock options will be the closing price of our common stock on the date of grant of the new options as reported on the NASDAQ Global Market, or if there was no sale on that date, then on the last preceding date on which there was a sale. Since the new stock options will not be granted until the expiration date of this offer, the actual exercise price cannot be determined until such date. We will provide you with an email notice of the exercise price of the new stock options shortly after the NASDAQ market closes on the expiration date of the Exchange Program. We will also post the exercise price on the Exchange Program website page on the Company’s intranet website at that time.

Q12.                     What happens if the closing price of XETA’s common stock on the date of grant of the new options is higher than the exercise price of my Eligible Options?

Because the purpose of the Exchange Program is to address certain of our outstanding “underwater” stock options, those stock options, in order to be eligible for exchange in the Exchange Program, must have an exercise price that is greater than the closing price of our common stock on the date the new stock options are granted.  Therefore, if the exercise price of your Eligible Option is actually lower than the exercise price of the new stock options to be granted in the Exchange Program, your Eligible Option will automatically be disqualified from the Exchange Program and will be rejected.  In that case, you will retain your Eligible Option upon its original terms and conditions.

Q13.                     When will the new options expire?

The new options will have a term of six years from their date of grant.

Q14.                     Are there conditions to the Exchange Program?

This offer is subject to a number of conditions, including the conditions described in Section 6, “Conditions of the Exchange Program,” below.  Please read this entire document for a full description of all of the terms and conditions to the Exchange Program.  This offer is not conditioned upon a minimum number of Eligible Options being tendered for exchange.

Q15.                     What if I have more than one Eligible Option?

If you hold Eligible Options that were granted to you on different grant dates with different exercise prices, you will be permitted to exchange your Eligible Options for new stock options on a “grant-by-grant” basis.  This means that you may choose any one or more of your Eligible Option grants to exchange.  For example, if you have an Eligible Option for 100 shares granted on October 31, 2001 (the “2001 grant”), and another Eligible Option for 300 shares granted on October 31, 2005 (the “2005 grant”), you may choose in your discretion to exchange the 2001 grant, the 2005 grant, both the 2001 and the 2005 grants, or neither of these grants.

Q16.                     Can I exchange a portion of an Eligible Option?

No.  If you elect to exchange an Eligible Option, you must exchange all of it—meaning all of the outstanding (i.e., unexercised) shares underlying that particular Eligible Option.  No partial exchanges of shares outstanding under an Eligible Option will be permitted.  For example, continuing with the example in Q15 above, if you elect to exchange the 2001 grant and all 100 shares are still outstanding, you must exchange the Eligible Option with respect to all 100 shares—you would not be permitted to exchange only 45 of the 100 shares outstanding under the 2001 grant.  If you attempt to exchange only a portion of the outstanding shares under an Eligible Option, your Election Form will be rejected.

Q17.                     Can I exchange the remaining outstanding portion of an Eligible Option that I have already partially exercised?

Yes. If you previously exercised part of an Eligible Option, you may elect to exchange the remaining unexercised portion of the Eligible Option—in other words, the entire portion of the Eligible Option that remains outstanding.  For example, continuing with the example in Q15 above, if the 2001 grant originally gave you the right to purchase 100 shares, and you have already partially exercised the option for 60 shares, the remaining portion of the 2001 grant—the 40 shares that are unexercised and remain outstanding at the time of this Exchange Program—may be exchanged in the Exchange Program.

Q18.                     Can I participate in the Exchange Program if my Eligible Options are not currently vested?

Yes, vested and unvested Eligible Options are treated identically in the Exchange Program.

Q19.                     If I choose to participate in the Exchange Program, what will happen to the Eligible Options that I tender for exchange?

Eligible Options that are accepted for exchange under the Exchange Program will be cancelled on the date the new stock options are granted, which is expected to be the expiration date of the Exchange Program.

Q20.                     What will happen to my Eligible Options if I choose not to exchange them in the Exchange Program?

Eligible Options that are not exchanged will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date.

Q21.                     What will happen to any options I hold that are not eligible for exchange in the Exchange Program?

Those options will not be affected by the Exchange Program and will remain outstanding according to their existing terms, including their existing exercise price, vesting schedule and expiration date.

Q22.                     What happens if my employment with XETA ends between the date of this offer and the date the new stock options are granted?

If your employment with us is terminated for any or no reason, whether by you or by us before the date the new stock options are granted, you will no longer be eligible to participate in the Exchange Program.  In that case, any election made by you to participate in the Exchange Program will be cancelled and you will NOT receive new stock options in exchange for any of your Eligible Options.  You will retain your Eligible Options and their existing terms and conditions with regard to termination of employment will govern their status.  Nothing in this offer changes your current employment status with the Company or assures you of any continued right to employment.

ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM

Q23.                     What do I need to do to participate in the Exchange Program?

To participate in the Exchange Program, you must go to the Exchange Program website which you must access through our intranet site at www.myXETA.com.  Instructions for entering the Exchange Program website and accessing your personalized online Election Form are included with the materials mailed to you with this document.  You will need the PIN number specifically assigned and mailed to you in order to access your personalized Election Form online.  Once you have accessed your personalized Election Form, you will need to complete and submit the Election Form online in accordance with the Election Instructions contained on the website.  If you are unable to submit an Election Form online, you may opt to complete, sign and submit to us a paper Election Form which we will provide you via email.  Regardless of the method used, your Election

Form must be submitted and received by us no later than 11:00 p.m. Central Time on Friday, October 16, 2009, unless we extend the Exchange Program deadline.

If you have any questions about the Exchange Program website or the procedures for accessing or submitting the Election Form by either method, you may contact Kim Hodge at kim.hodge@xeta.com or at (918) 588-4264.  Any questions about the Exchange Program itself should be directed to: question.optionexchange@xeta.com.

Q24.                     What is the deadline to elect to participate in the Exchange Program?

The deadline to participate in the Exchange Program is 11:00 p.m. Central Time on Friday, October 16, 2009 unless the offer is extended by us. This means that your completed Election Form must be submitted and received by us before that time. If your Election Form is not received by us by the deadline, then you will not be able to participate in the Exchange Program and your Eligible Options will remain outstanding according to their existing terms.

If the Exchange Program is extended, we will notify you of the extension as described in Section 14, “Extension of Exchange Program; Termination; Amendment.” If the Exchange Program is extended, you must submit your Election Form so that it is received by us before the extension period expires.

Q25.                     Is XETA required to accept my Eligible Options for exchange?

We reserve the right to reject any or all Eligible Options tendered for exchange if we determine that they are not in appropriate form or are unlawful to accept. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all Eligible Options properly tendered for exchange that are not validly withdrawn.

Q26.                     Do I have to submit my Eligible Option grant documents with my Election Form?

No. You do not need to submit any option grant documents in order to tender Eligible Options for exchange.

Q27.                     May I withdraw or change my election?

Yes. You may withdraw or change a previously submitted election to exchange Eligible Options at any time before 11:00 p.m. Central Time on October 16, 2009. If the Exchange Program is extended by us beyond that time, you can withdraw or change your election at any time before the extended period expires.

Q.28                     How do I withdraw or change my election?

If you submit an online Election Form to exchange Eligible Options and change your mind before the Exchange Program expires, you may withdraw or change your election by accessing your online Election Form again on the Exchange Program website at www.myXETA.com,  changing your election instructions and re-submitting the online Election Form to us prior to the deadline.  When you access your online Election Form to withdraw or otherwise change your election, you will in effect “overwrite” your previous Election Form and will therefore need to re-enter your selection for each of your Eligible Option grants listed.

If for any reason you cannot access the intranet website or you have technical difficulties withdrawing your online election, or if you submit your original election by paper Election Form, then to withdraw your election you should submit a paper Notice of Withdrawal.

To be effective, we must receive your withdrawal election of Notice of Withdrawal before expiration of the Exchange Program.  The last Election Form or Notice of Withdrawal properly submitted by you and received by us prior to the expiration of this offer will prevail.

Q29.                     How will I know if my initial Election Form or Notice of Withdrawal has been received?

Whenever you properly submit an Election Form online, whether for an initial election or a subsequent withdrawal or change in election, you will be directed to a Confirmation page that will display the last election submitted by you and received by us.  You should print this Confirmation page for your records.  You will also get an e-mail at your XETA e-mail address to confirm our receipt of your online Election Form.  If you do not receive either of these forms of confirmation, please notify Kim Hodge by phone at (918)588-4264 or by email at kim.hodge@xeta.com.  It is your responsibility to confirm that we have received your Election Form before the expiration of the Exchange Program.

If you submit a paper Election Form, we will send you a Confirmation by email within approximately 24 hours after our receipt of your paper Election Form.

Q30.                     When will XETA grant the new stock options?

We will grant the new stock options on the expiration date of the Exchange Program.

Q31.                     When will I receive my new stock option grant documents?

We will mail the new stock option award agreements within several weeks after their date of grant.

OTHER IMPORTANT QUESTIONS

Q32. Are there any federal income tax consequences to my participation in the Exchange Program?

Generally, for U.S. federal income tax purposes, we believe the exchange of Eligible Options for new stock options pursuant to the Exchange Program should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the new stock options. You may incur a taxable event upon exercise of the new stock options depending upon whether you receive non-qualified stock options or incentive stock options.  We encourage all employees who are considering exchanging their Eligible Options pursuant to the Exchange Program to consult with their own tax advisors with respect to the federal, state and local tax consequences of participating in the Exchange Program.

See Section 13, Material U.S. Federal Income Tax Consequences, for more information.

Q34.                     How can I find the closing price of the Company’s common stock?

Our stock is traded on NASDAQ under the trading symbol “XETA”.  You can follow our stock price as reported by NASDAQ by going to NASDAQ’s website at www.nasdaq.com and entering our trading symbol in the space provided under “Get Stock Quotes”.  We also normally display our stock price as reported on NASDAQ on the home page of our company internet website at www.xeta.com.

Q35.                     How should I decide whether or not to participate in the Exchange Program?

The decision whether to participate is a personal decision to you.  We suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program. Your decision will be based in part upon your assumptions about the performance of publicly-traded stocks generally, our own stock price and our business. Consequently, you should carefully review the “Risk Factors” section immediately following this Question and Answer section.

Q36.                     Who should I contact if I have more questions about the Exchange Program?

Please send all questions about the Exchange Program through email to the following email address:  question.optionexchange@xeta.com.  For additional information or assistance, you may contact Kim Hodge, Payroll and Benefits Administrator, by phone at (918)588-4264.

RISK FACTORS

Participation in the Exchange Program involves a number of potential risks and uncertainties, including those described below.  You should carefully consider these risks and uncertainties before deciding whether to submit your Eligible Options for exchange in the Exchange Program.  Because circumstances can change over the course of time during which the Exchange Program is open and because you have the right to withdraw your election to participate in the Exchange Program at any time prior to expiration of the Exchange Program, you should continue to consider these risks and uncertainties in light of the current circumstances through expiration of the Exchange Program.

Risks Related to the Exchange Program

You will receive new stock options covering fewer shares than the Eligible Options that you tender for exchange under the Exchange Program.

We have designed the Exchange Program to make the issuance of the new stock options expense neutral to XETA from an accounting perspective.  This means that the number of shares represented by a new option issued in exchange for an Eligible Option will be determined using an exchange ratio designed to result in the new option having a fair value approximately equal to the fair value of the Eligible Option at the time the exchange is affected.  As a result, the new option you receive will represent the right to purchase fewer shares than were represented by the Eligible Option exchanged, but at a lower exercise price than the Eligible Option.  The exchange ratios used to determine the actual number of shares that you will have the right to purchase under the new option will be based upon the closing price of our common stock as reported by NASDAQ on the date of grant of the new option.  Consequently, at the time that you elect to participate in the Exchange Program, you may not know the actual number of shares to be represented by the new options.

If the price of our common stock increases over time, the value of the new stock options you receive in the Exchange Program may ultimately be less than the value of the Eligible Options that you tender for exchange.

Because you will receive new stock options covering fewer shares than the Eligible Options surrendered, it is possible that at some point in the future, the Eligible Options you exchanged would have been economically more valuable than the new options granted under the Exchange Program.  For example, assume for purposes of this illustration only, that you surrender an Eligible Option for 500 shares with an exercise price of $2.95 per share, that you receive in exchange for your Eligible Option a new stock option for 325 shares with an exercise price of $2.30 per share, and that two years after the new stock option is granted the price of our common stock had increased to $6.00 per share. Under this example, if you had kept your Eligible Option and sold all 500 of the underlying shares at $6.00 per share, you would have realized a pre-tax gain of $1,525 (i.e., 500 shares multiplied by the $3.05 difference between the $6 market price and the $2.95 exercise price), but if you exchanged your Eligible Option and sold the 325 shares underlying the new stock option, you would only realize a pre-tax gain of $1,202.50 (i.e., 325 shares multiplied by the $3.70 difference between the $6 market price and the $2.30 exercise price).

If you are no longer employed by XETA on the date of grant of the new stock options issued under the Exchange Program, you will not receive a new option.

In order to receive new stock options in exchange for any Eligible Options that you elect to exchange, you must be employed by XETA on the date of grant of the new options.  Consequently, if you elect to participate in the Exchange Program and subsequently are no longer employed by XETA on the date of grant, you will not receive new options.  In such event, the tender by you of your Eligible Options for exchange will automatically be deemed withdrawn and you will retain your Eligible Options in accordance with their current terms and conditions, including those terms that address the affect of termination of employment upon your Eligible Options and their exercisability.

If you exchange Eligible Options for new stock options in the Exchange Program and your employment with us terminates before the new stock options fully vest, you will forfeit any unvested portion of your new stock options.

If you elect to participate in the Exchange Program, the new stock options granted to you will vest in installments over a three-year vesting schedule as described in Q10 above and also in Section 1, “Eligibility; Number of New Stock Options; Expiration Date,” below.  Generally, if your employment with us ceases for any reason, any portion of your new stock options that are not vested as of the date of your termination of employment will be cancelled.  Accordingly, if you exchange Eligible Options for new stock options in the Exchange Program and your employment with us terminates before the new stock options fully vest, you will forfeit any unvested portion of your new options even if the Eligible Options surrendered were vested at the time of the exchange.

Nothing in the Exchange Program or this or any other document related to the Exchange Program should be construed to confer upon you the right to remain an employee of XETA.  The terms of your employment with us remain unchanged.  We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new stock option grant date or thereafter.

Risks Related to Our Business

For a discussion of risks associated with our business, please refer to and carefully review the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended October 31, 2008 and in our subsequent Quarterly Reports on Form 10-Q and other materials that we have filed with the Securities and Exchange Commission (the “SEC”).  You may access these filings electronically at our Company website under the “Investor Relations” section at www.xeta.com/Investor_Relations.htm.  They are also available to the public on the website of the SEC at www.sec.gov.

THE EXCHANGE PROGRAM

Section 1.                                          Eligibility; Number of New Stock Options; Expiration Date

Upon the terms and subject to the conditions of the Exchange Program as described throughout this document, we will grant new stock options in exchange for Eligible Options that are properly tendered for exchange and not validly withdrawn pursuant to Section 4 “Withdrawal Rights” below, prior to expiration of the Exchange Program.

The Exchange Program is scheduled to expire at 11:00 p.m. Central Time on Friday, October 16, 2009 or such later date as may apply if we, in our sole discretion, extend the Exchange Program (sometimes referred to as the “Expiration Date” or the “deadline”).  See Section 14 “Extension of the Exchange Program; Termination; Amendment,” for a description of our rights to extend, terminate and amend the Exchange Offer.

“Eligible Options” are those outstanding options to purchase stock in the Company that were granted under either the 2000 Plan or the 2004 Plan and that have an exercise price that is:

•                  equal to or greater than $2.95 but no higher than $4.14; and

•                  greater than the closing price of our common stock as reported on NASDAQ on the date of grant of the new stock options to be issued in the Exchange Program.

Eligible Options may be tendered for exchange regardless of whether they are vested or unvested.  The new stock options awarded in exchange for your Eligible Options will be subject to a new vesting schedule regardless of whether your Eligible Options were already vested when exchanged and regardless of the vesting schedule of your Eligible Options.  No partial exchanges of an Eligible Option will be permitted.  If you elect to exchange an Eligible Option, you must exchange it with respect to all of the outstanding (i.e., unexercised) shares underlying that particular Eligible Option.  If you attempt to exchange only a portion of an Eligible Option, your Election Form will be rejected.  Eligible Options may be exchanged on a “grant by grant” basis, meaning that if you hold Eligible Options with different grant dates and exercise prices, you may choose which one or more, if any, of these separate Eligible Option grants you wish to exchange in the Exchange Program.

Only Eligible Employees may participate in the Exchange Program.  You are an “Eligible Employee” if you are an employee of XETA, hold an Eligible Option, and continue to be employed by XETA during the Exchange Program period and through the date the new stock options are granted.  Non-employee directors of XETA are not eligible to participate in the Exchange Program.  IF YOU ELECT TO PARTICIPATE IN THE EXCHANGE PROGRAM AND THEN CEASE TO BE EMPLOYED BY XETA ON THE EXPIRATION DATE WHICH IS ALSO THE DATE THE NEW OPTIONS ARE GRANTED, YOU WILL NOT RECEIVE NEW OPTIONS IN EXCHANGE FOR ANY OF YOUR ELIGIBLE OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE.  In such case, any Eligible Options that you have submitted for exchange will automatically be deemed withdrawn and you will not participate in the Exchange Program. You will retain your Eligible Options in accordance with their terms and conditions and subject to their provisions regarding termination of employment.  Nothing in this offer changes your current employment status with the Company or assures you of any continued right to employment.

The new stock options issued in the Exchange Program will entitle you to purchase fewer shares of our common stock than you are entitled to purchase under your Eligible Options, but at a lower exercise price than the exercise price under your Eligible Options.  The number of shares represented by the new stock options will be determined using an exchange ratio designed to result in the grant of new stock options that have a fair value on their date of grant that is approximately equal to the fair value of the Eligible Options that they replace. For additional information about this valuation, see Section 8, “Source and Amount of Consideration; Terms of New Options” below.  The applicable exchange ratio will depend upon the exercise price of your Eligible Options and the closing price of our common stock as reported on NASDAQ on the date the new stock options are granted, which will be the Expiration Date of the Exchange Program.  Consequently, actual exchange ratios and therefore the number of new stock options to be granted in exchange for surrendered Eligible Options will not be known until the date the new stock options are granted.

The applicable exchange ratio will depend upon the exercise price of your Eligible Options and the closing price of our common stock as reported on NASDAQ on the date the new stock options are granted, which will be the Expiration Date of the Exchange Program.  Consequently, actual exchange ratios and therefore the number of new stock options to be granted in exchange for surrendered Eligible Options will not be known until the NASDAQ market closes at 3:00 p.m. Central Time on the Expiration Date of the Exchange Program.  Shortly after that time, we will notify you by email of the final exchange ratios and exercise price of the new stock options.  We will also post this information on the Program website shortly after 3:00 p.m. Central Time on the Expiration Date.

The exchange ratio represents the number of Eligible Option shares that must be surrendered in exchange for one share under a new stock option.  Once the actual exchange ratio is established as of the date of exchange, the number of shares you will be entitled to purchase under a new stock option issued in exchange for an Eligible Option will be determined as follows:  divide (i) the number of shares represented by the Eligible Option you surrender for exchange in the Exchange Program by (ii) the applicable exchange ratio.  We will not issue any fractional stock options in the Exchange Program.  In each case where the exchange ratio yields a fractional number of shares, we will round down to the nearest whole number.

For purposes of illustration only, the following table provides examples of what the applicable exchange ratios would be based upon the exercise price of the Eligible Options and various assumed closing share prices for our common stock within a range of 20% below and 20% above a recent closing price of $2.45.  The exchange ratio represents that number of Eligible Option shares that must be surrendered in exchange for one share under a new stock option.

Grant	Exercise
Date of	Price of	Hypothetical Exchange Ratios Based on Various Assumed Closing Prices
Eligible	Eligible	on Expiration Date of Exchange of
Options	Options	$1.96	$2.08	$2.21	$2.33	$2.45	$2.57	$2.70	$2.82	$2.94
10/19/06	$2.95	1.7500	1.6274	1.5455	1.4595	1.3951	1.3371	1.2887	1.2381	1.2035
07/05/07	$3.25	1.5167	1.4328	1.3600	1.3171	1.2556	1.2268	1.1792	1.1404	1.1148
11/01/01	$3.63	1.8958	1.7778	1.7000	1.6119	1.5270	1.4691	1.4045	1.3542	1.3077
12/05/07	$4.14	1.9783	1.8824	1.7586	1.6875	1.5915	1.5455	1.4706	1.4130	1.3737

For purposes of illustration only, the following table reflects what the number of new option shares granted would be per 100 shares of  Eligible Options surrendered based upon the hypothetical exchange ratios shown in the table above.

Number of
Eligible Options Surrendered for	Exercise Price of Eligible Option	Number of New Option Shares Per 100 Eligible Option Shares Exchanged Based Upon Hypothetical Exchange Ratios at Assumed Closing Prices of
Exchange	Price	$1.96	$2.08	$2.21	$2.33	$2.45	$2.57	$2.70	$2.82	$2.94
100	$2.95	57	61	65	69	72	75	78	81	83
100	$3.25	66	70	74	76	80	82	85	88	90
100	$3.63	53	56	59	62	65	68	71	74	76
100	$4.14	51	53	57	59	63	65	68	71	73

This offer is not conditioned upon a minimum number of Eligible Options being tendered for exchange.  However, consummation of the Exchange Program is subject to a number of conditions described in Section 6 below.

We reserve the right to withdraw the Exchange Program in any jurisdiction where the making of an offer under the Exchange Program would be in violation of the law of such jurisdiction.  If we withdraw the Exchange Program in a particular jurisdiction, the Exchange Program will not be made to, nor will surrenders of Eligible Options be accepted from or on behalf of, Eligible Employees in that jurisdiction.

Section 2.                                          Purpose of the Exchange Program

Stock option grants have been a component of our compensation philosophy to incent and retain employees.  Additionally, we have granted stock options to align our employees’ interests with those of our shareholders and to motivate employees’ performance toward our long term success.  We encourage employees to continue their employment with us through the use of options with multi-year vesting periods.

Due to the overall stock market downturn and macro economic conditions during recent years, a large majority of our outstanding stock options are “underwater,” meaning that the exercise price to purchase these shares is higher than the current market price of our common stock.   As a result, many of our outstanding stock options are not achieving the incentive and retention purposes for which they were intended, as they have little or no perceived value to the employees who hold them.  To revitalize these important aspects of our stock option program, we are implementing the Exchange Program so that employees who hold Eligible Options have the opportunity to exchange those options for a lesser number of new stock options at a lower exercise price.

CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, THERE IS NO GUARANTEE THAT THE NEW STOCK OPTIONS WILL INCREASE IN VALUE OVER TIME.

Neither we nor our Board of Directors makes any recommendation as to whether you should elect to participate in the Exchange Program, nor have we authorized any person to make any such recommendation. THIS OFFER DOES NOT CONSTITUTE INVESTMENT ADVICE, NOR SHOULD IT BE CONSTRUED AS SUCH. We urge you to evaluate carefully all of the information contained herein and to consult your own investment and tax advisors. You must make your own decision whether to elect to participate in the Exchange Program.

We recently announced that our current Board Chairman, Donald T. Duke, will resign the position of Board Chairman effective November 1, 2009 and that long-time Board member Ron L. Siegenthaler has been nominated to assume the role of Chairman at that time, pending approval by our Board of Directors at its next regular meeting in October.  Except as otherwise disclosed in this document or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•                  any extraordinary transaction, such as a merger, reorganization or liquidation involving XETA;

•                  any purchase, sale or transfer of a material amount of our assets;

•                  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•                  any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•                  any other material change in our corporate structure or business;

•                  our common stock being delisted from the New York Stock Exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

•                  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•                  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                  the acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•                  any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Section 3.              Procedures for Electing to Exchange Eligible Options

If you wish to participate in the Exchange Program, you must do so by submitting an Election Form online via our intranet website “myXETA.”  If for any reason you are unable to do so online, then you may submit a paper Election Form.  On the Election Form (regardless of the method), you will need to check the appropriate box next to each Eligible Option grant to indicate that either “YES,” you want to submit the Eligible Option for exchange in accordance with the terms of the Exchange Program, or “NO,” you do not wish to submit your Eligible Option for exchange.  If you do not check either box or do not submit your Election Form at all, you will be deemed to have chosen NOT to participate in the Exchange Program and you will retain your Eligible Options according to their original terms and conditions.

Online Election Method:  To submit your election online:

•      Login to the Company’s intranet website “myXETA” at: www.myxeta.com (“myXETA”).

•      On the Home Page click “Stock Option Exchange Program” (the “Program website”);

•      Follow the detailed instructions on the Program website for completing and submitting your election.

On the Program website, you will have access to personalized information with respect to each Eligible Option you hold, including: the date of grant; the exercise price; the total number of shares outstanding under your Eligible Option; the number of shares vested and unvested; and the expiration date of your Eligible Option.

Included in the materials mailed to you along with this Offer to Exchange document is your Personal Identification Number (PIN) assigned to you solely for purposes of this Exchange Program.  This PIN is different than the user name and password you already have for accessing myXETA.  Once you logon to myXETA and access the Program website, you will need your PIN to gain access to your personalized Election Form and to make your election online. If you lose your PIN, have technical difficulty completing or submitting your Election Form, or otherwise need assistance using the Program website, please contact Kim Hodge by e-mail at Kim.Hodge@xeta.com, or by phone at (918)588-4264.

Once you have submitted your Election Form online, you will be directed to a confirmation page.  Please print and keep a copy of the confirmation page for your records.  At this point, you will have completed the election process.  A confirmation of your election will also be emailed to your XETA email address.  You are responsible for properly submitting your Election Form.  If you have not received a confirmation, it is your responsibility to confirm that we have received your Election Form.

If you change your mind after submitting an online Election Form, you may change your election at any time before the Expiration Date of the Exchange Program by submitting a new online Election Form in accordance with the procedures outlined above.  When you access your online Election Form after submitting a previous election, you will “overwrite” (or erase) your previous Election Form and will therefore be required to re-enter your selection for each of your Eligible Option grants listed.  If you access your online Election Form to change your selections but never submit a new Election Form with your revised selections, your previous online Election Form will stand.  You may change your online election as many times as you wish, but you will be bound by the last properly submitted Election Form that we receive before the Expiration Date.

Paper Election Method:  In the event you are unable to make your election online due to technical difficulties or other reasons making it impossible for you to use the Program website,

you may submit the paper Election Form provided to you.  To do so, you must complete and sign the paper Election Form and submit it to us in one of the following two ways so that we receive your Election Form prior to the deadline for expiration of the Exchange Program:

By Facsimile

Attention:  Kim Hodge, Payroll and Benefits Administrator

Facsimile: (918)588-4802

By mail or courier

XETA Technologies, Inc.

Attention:  Stock Option Exchange Program

1814 W. Tacoma Street

Broken Arrow, Oklahoma  74012

You should allow sufficient time to ensure timely delivery of any paper Election Form, as it must be received by us prior to the deadline for expiration of the Exchange Program.  A confirmation of our receipt of your election will be emailed to your XETA email address within approximately twenty-four (24) hours of our receipt of your paper Election Form.  IF YOU DO NOT RECEIVE SUCH AN EMAIL CONFIRMATION, PLEASE CONTACT KIM HODGE.  It is your responsibility to assure that we receive your paper Election Form.

Our receipt of your Election Form is not by itself an acceptance of your options for exchange, as we reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  (See the subheading “Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects” below).

In order to be valid, your Election Form must be properly submitted and received by us before 11:00 p.m. Central Time, on Friday, October 16, 2009 (or such later date as may apply if the Exchange Offer is extended).   If we extend the Exchange Program, your Election Form must be properly submitted and received by us before the extended deadline for the Exchange Program.  If we do not receive your Election Form before the Exchange Program expires, you will not be able to participate in the Exchange Program and each Eligible Option held by you will remain intact and outstanding upon its original exercise price and other original terms.

You do not need to return your stock option agreement(s) for your Eligible Options in order to effectively elect to exchange your Eligible Options.  Your stock option agreements relating to the Eligible Options you elect to exchange will automatically be cancelled and rendered null and void upon our acceptance of your properly tendered Eligible Options.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any options surrendered for exchange.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any or all of the options surrendered for exchange to the extent that we determine they were not properly submitted or that it is unlawful to accept them for exchange.  Subject to the Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we reserve the right in our reasonable discretion to waive any defect or irregularity in any surrender with respect to any particular Eligible Options or any particular

Eligible Employees.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the Eligible Employee or waived by us.  Neither we nor any other person will be obligated to give notice of any defects or irregularities involved in the surrender of options for exchange, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to tender your Eligible Options for exchange pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer and will be controlling and final, subject only to your withdrawal rights described in Section 4, “Withdrawal Rights,” below. Our acceptance of the Eligible Options that you tender for exchange pursuant to this Exchange Program will constitute a binding agreement between XETA and you upon the terms and subject to the conditions of the Exchange Program.

Section 4.              Withdrawal Rights

If you change your mind about participating in the Exchange Program after submitting an Election Form to participate, you may withdraw your election any time before 11:00 p.m. Central Time on Friday, October 16, 2009 (or, if we extend the expiration date of the Offer, before 11:00 p.m. Central Time on such later expiration date).

Online Withdrawal Method:  You may only use this method to withdraw an Election Form submitted via the Program website.  If you submitted your Election Form online using the Program website, then to completely withdraw from participating in the Exchange Program, you must:

•      Go to the Program website on our myXETA intranet site at www.myxeta.com by following the instructions for accessing the site set forth in Section 3 “Procedures for Electing to Exchange Eligible Options” above;

•      Use your PIN number to access your personalized Election Form.  By doing so, you will overwrite the selections you previously marked on your online Election Form;

•      Check the box that says “NO, do not want exchange” for each Eligible Option grant listed; and

•      Submit your revised Election Form.

In order to be valid, your online revised Election Form withdrawing your participation must be properly submitted and received by us by 11:00 p.m. Central Time on Friday, October 16, 2009, or if we extend this deadline, by 11:00 p.m. on the extended deadline date.  If you are unable to access the Program website to withdraw your online Election Form or otherwise have technical difficulties with the Program website, you may opt to submit a paper Notice of Withdrawal.  However, once you submit a paper Notice of Withdrawal, any subsequent election by you to participate in the Exchange Program must be made using the paper Election Form only.

If you have more than one Eligible Option grant and you wish to withdraw your online election only as to a specific Eligible Option grant, you may do so online.  To make such a limited withdrawal, you should follow the instructions for changing your election under Section 3 “Procedures for Electing to Exchange Eligible Options” above using the “Online Election Method”.  Please note that just as you may not tender less than all of an Eligible Option grant for exchange, you likewise may not withdraw only a portion of an Eligible Option grant previously surrendered for exchange.  You may, however, withdraw an Eligible Option grant without withdrawing another, separate Eligible Option grant.

Paper Withdrawal Method.  You may use this method to withdraw a paper Election Form or an online Election Form.  However, once you submit a Notice of Withdrawal using this paper withdrawal method, any subsequent election by you to participate in the Exchange Program must be made using the paper Election Form only.  To withdraw your election using this paper withdrawal method, you must complete, sign and submit the Notice of Withdrawal.  The Notice of Withdrawal will serve to completely withdraw your election and may not be used to selectively withdraw or change your election on a grant-by-grant basis.  The Notice of Withdrawal must be submitted in one of the following two ways:

By Facsimile

Attention:  Kim Hodge, Payroll and Benefits Administrator

Facsimile: (918)588-4802

By mail or courier

XETA Technologies, Inc.

Attention:  Stock Option Exchange Program

1814 W. Tacoma Street

Broken Arrow, Oklahoma  74012

You should allow sufficient time to ensure timely delivery of the Notice of Withdrawal, as it must be received by us prior to the deadline for expiration of the Exchange Program.  A confirmation of our receipt of your Notice of Withdrawal will be emailed to your XETA email address within approximately twenty-four (24) hours of our receipt of the Notice of Withdrawal.  IF YOU DO NOT RECEIVE SUCH AN EMAIL CONFIRMATION, PLEASE CONTACT KIM HODGE.  It is your responsibility to assure that we receive your Notice of Withdrawal.

Once you have withdrawn from participating in the Exchange Program, you may again elect to participate in the Exchange Program prior to the deadline by following the procedures for properly tendering Eligible Options as described in Section 3, “Procedures for Electing to Exchange Eligible Options.”

Neither we nor any other person will be obligated to give notice of any defects or irregularities in any election made by you to withdraw your participation in the Exchange Program, nor will anyone incur any liability for failure to give you any such notice. All questions as to the form and validity (including time of receipt) of your Election Forms will be determined by us, in our sole discretion, which determination will be final and binding.

If you miss the deadline for withdrawing your election, any Eligible Options previously tendered by you will be cancelled and exchanged for new stock options pursuant to the terms of the Exchange Program.  You are responsible for making sure that any withdrawal submitted by you is properly completed and received by us by the deadline.

Section 5.              Acceptance of Eligible Options; New Stock Options

Upon the terms and subject to the conditions of the Exchange Program, we expect to accept for exchange all Eligible Options properly surrendered and not validly withdrawn by the Expiration Date.  Once we have accepted your surrendered Eligible Options, such options will be cancelled and you will no longer have any rights under the surrendered Eligible Options. We expect to grant the new stock options on the Expiration Date of the Exchange Program. You will receive new stock option agreement(s) governing the terms of the new stock options granted to you, which we will distribute within a reasonable time following the Expiration Date of the Exchange Program.

If you cease to be an employee of the Company at any time during the Exchange Program or on the date the new stock options are granted, your election to participate in the Exchange Program will be automatically voided and your existing Eligible Option(s) will remain outstanding and exercisable in accordance with its original terms, notwithstanding any action the Company may have taken to cancel the Eligible Option or issue the new stock option.

Section 6.                                          Conditions of the Exchange Program

Notwithstanding any other provision of the Exchange Program, we will not be required to accept any Eligible Options that you submit to us for exchange, and we may terminate or amend the Exchange Program, or postpone our acceptance of any Eligible Options that you elect to exchange, in each case subject to certain rules under the Exchange Act, if we determine that, at any time on or after the commencement of the Exchange Program and prior to the Expiration Date, any of the following events has occurred or has been determined by us to have occurred or is likely to occur, and, in our reasonable judgment any such event makes it inadvisable to proceed with the Exchange Program:

(a)                                Any action, proceeding or litigation has been threatened, instituted or is pending, by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the Exchange Program, the acceptance for exchange and cancellation of some or all of the Eligible Options tendered for exchange, the grant of new stock options pursuant to the Exchange Program, or otherwise relates in any manner to the Exchange Program;

(b)                               Any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Program or any Eligible Options tendered for exchange, or to XETA, by any court or any authority, agency or tribunal, that in our reasonable judgment, would or might directly or indirectly:

(i)                                   make illegal the acceptance for exchange of some or all of the Eligible Options, or the grant of new stock options in exchange therefore, or otherwise restrict or prohibit completion of the Exchange Program;

(ii)                                delay or restrict our ability, or render us unable, to accept for exchange, or issue new stock options for, some or all of the Eligible Options tendered for exchange;

(iii)                             materially impair (such as by increasing the accounting or other costs of the Exchange Program to us) the contemplated benefits of this offer to us; or

(iv)                            materially and adversely affect our business condition (financial or other), income, operations or prospects, or otherwise materially impair the contemplated future conduct of our business;

(c)                                There has occurred:

(i)                                   any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)                                any significant increase or decrease in the market price of the shares of our common stock;

(iii)                             any change in either the Dow Jones Industrial Average, the NASDAQ Global Market or the Standard & Poor’s Index of 500 by an amount in excess of 10% from the commencement date of the Exchange Program;

(iv)                            any change in the general political, market, economic or financial conditions in the United States or abroad, that has or is reasonably likely to have, in our reasonable judgment, a material adverse effect on the business, condition (financial or other), or operations of XETA or on the trading in our common stock;

(v)                               the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation or event which, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

(vi)                            any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States; or

(vii)                         in the case of any of the foregoing existing at the time of the commencement of the Exchange Program, a material acceleration or worsening thereof;

(d)                               A tender or exchange offer with respect to some or all of our common stock (other than the Exchange Program), or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

(e)                                One or more of the following has occurred:

(i)                                   any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before September 17, 2009;

(ii)                                any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before September 17, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock and such acquisition is required to be reported on a Schedule 13D; or

(iii)                             any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities;

(f)                                  There shall have occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Exchange Program that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Program; or

(g)                               Any change occurs in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of the Company that, in our reasonable judgment, is or may be material to the Company or may materially impair the contemplated benefits of the Exchange Program to the Company.

These conditions to the Exchange Program are for our benefit.  We may assert them in our sole discretion regardless of the circumstances giving rise to them, at any time prior to the expiration of the Exchange Program.  We may waive one or more of them, in whole or in part, at any time and from time to time prior to the expiration of the Exchange Program, in our discretion, whether or not we waive any other condition.  Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights.  The waiver of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this Section 6 will be final, conclusive and binding upon all persons, subject to challenge only in a court of competent jurisdiction.

Section 7.                                          Price Range of the Common Stock Underlying the Eligible Options

The Eligible Options give the holders of those options the right to purchase shares of our common stock.  There is no market to trade in the Eligible Options.

Our common stock is listed on the NASDAQ Global Market under the symbol “XETA.” The following table shows the quarterly high and low closing sales prices per share of our common stock for the periods indicated, as quoted on NASDAQ:

	High	Low

Fiscal Year Ending October 31, 2009
First Quarter	$2.21	$1.25
Second Quarter	$2.05	$1.06
Third Quarter	$3.00	$1.66

Fiscal Year Ending October 31, 2008
First Quarter	$4.89	$3.70
Second Quarter	$4.59	$3.03
Third Quarter	$4.12	$2.90
Fourth Quarter	$3.50	$1.19

Fiscal Year Ending October 31, 2007
First Quarter	$4.01	$2.65
Second Quarter	$3.85	$2.75
Third Quarter	$3.86	$2.86
Fourth Quarter	$4.14	$2.49

The price of our common stock has been, and in the future may be, volatile and could appreciate or decline rapidly from the current market price. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, both within our control and outside our control. In addition, the stock market has experienced extreme price and volume fluctuations, particularly in the current economic climate, that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options in the Exchange Program.

Section 8.                                          Source and Amount of Consideration; Terms of New Options

Consideration.   In consideration for the Eligible Options that are accepted for exchange in the Exchange Program, we will issue new stock options under the 2000 Plan.  As of September 17, 2009, there were Eligible Options outstanding to purchase a total of 386,800 shares of our common stock.  Assuming that the closing price of our common stock on the exchange date is $2.45 and that all of the Eligible Options are tendered and accepted for exchange, new options to purchase a maximum of 270,825 shares will be granted under the Exchange Program.

The Exchange Program is designed as a “value-for-value” exchange, meaning that the number of shares represented by the new options issued in the Exchange Program will be determined using an exchange ratio designed to result in the fair value of the new stock options being approximately equal to the fair value of the Eligible Options being surrendered for exchange.  As a “value-for-value” exchange, the issuance of the new options will be cost neutral to the Company from an accounting stand point.

The exchange ratios will be established in consultation with an independent third-party valuation consultant using the Black-Scholes option valuation model to calculate the established values of the Eligible Options before the exchange and the values of new options after the exchange. The valuation model takes into account various factors considered when determining the fair value of non-tradable stock options, including the current fair market value of our common stock, the exercise price of the Eligible Options proposed to be exchanged, the remaining term of the Eligible Options, the term, vesting schedule and exercise price of the new options, the interest rate of risk free securities with a six year life, and the historical volatility of our stock price.  For additional information regarding the exchange ratios, see Section 1, “Eligibility; Number of New Stock Options; Expiration Date” above.

We will not issue any fractional stock options in the Exchange Program.  If, after applying the applicable exchange ratio to a particular Eligible Option grant, a fractional number is produced, we will round such fractional amount to the nearest whole number (greater than or equal to 0.5 is rounded up to the nearest whole number and less than 0.5 is rounded down to the nearest whole number).

Terms of New Stock Options.  The new stock options will be granted under the 2000 Plan, regardless of whether the Eligible Options for which they are exchanged were issued under the 2000 Plan or the 2004 Plan. The terms of the new stock options will be substantially identical to those of the Eligible Options for which they are exchanged, except that (i) the new options will be subject to a new vesting schedule as described herein; (ii) the new options will have a new exercise price equal to the closing price of our common stock on NASDAQ on the grant date, which will be the Expiration Date of the Exchange Program; (iii) the number of shares underlying the new options, which will be determined as described above, will be less than the number of shares underlying the Eligible Options for which they are exchanged; (iv) the new options will have a new term (duration) of six (6) years that will commence as of their date of grant; and (v) as and to the extent that provisions of the 2000 Plan differ from the 2004 Plan (as described further below in this Section), certain terms of the new options will differ from those of Eligible Options that were issued under the 2004 Plan.

The new options will vest over a period of three years as of the anniversary date of their date of grant, according to the following schedule:

•                  50% of the shares will vest on the 1st anniversary date thereof;

•                  25% of the shares will vest on the 2nd anniversary date thereof; and

•                  25% of the shares will vest on the 3rd anniversary date thereof.

This means that Eligible Employees who elect to participate in the Exchange Program must complete at least one additional year of service from the date of grant of the new stock options before any portion of the new stock options would be exercisable, and three additional years of service from the grant date before the full amount of the new stock options would be exercisable.

Each new option will be granted under and subject to the provisions of the 2000 Plan.  The provisions of the 2000 Plan differ in some respects from those of the 2004 Plan, as follows:

•                  The definition of “disability” under the 2000 Plan is determined solely by reference to the definition of disability under the federal social security act; whereas the definition of disability under the 2004 Plan is determined first by reference to the definition of disability under any Company-provided disability insurance held by the employee, or if no such insurance is applicable, then by reference to the federal social security act.

•                  In the event of a “change in control” of the Company:

•                  All options outstanding under the 2000 Plan, whether or not vested, will become immediately exercisable (unless the individual option agreement expressly provides otherwise).  Under the 2004 Plan, options that are unvested at the time of a “change in control” will expire at the close of business on the change in control date, unless otherwise provided in an agreement pursuant to which the change in control is effected, or unless the Compensation Committee of the Company elects on a case by case basis to provide otherwise as may be permitted under the 2004 Plan.

•                  The 2000 Plan defines a change in control to include, among other events, the occurrence of any person acquiring 25% or more of the voting stock of the Company (unless the event was arranged by or consummated with the approval of the Company’s Board of Directors); in contrast, the 2004 Plan defines this particular event to occur when a person acquires 50% or more of the Company’s voting stock.

The terms and conditions of the new options will be set forth in a stock option agreement that will be issued in connection with the grant of the new options and in the 2000 Plan.  The statements herein concerning the new options and the 2000 Plan are only summaries.  These statements are subject to, and are qualified in their entirety by reference to, the provisions of the 2000 Plan.  Copies of the 2000 Plan and the related prospectus prepared by us in connection with the 2000 Plan are available on the Program website at www.myXETA.com (go to the HR/Benefits section, then click on “Stock Option Exchange Program”).  Copies of these documents can also be obtained by emailing kim.hodge@xeta.com.

U.S. Federal Income Tax Consequences.  You should refer to Section 13, “Material U.S. Federal Income Tax Consequences,” for a discussion of the U.S. federal income tax consequences of the exchange of Eligible Options for new stock options pursuant to the Exchange Program.

Section 9.                                          Information About Us; Financial Information

Information About Us.  XETA was established in 1981 as a provider of call accounting equipment and services.  Today, XETA sells, installs and services advanced communication technologies for small, medium, and fortune 1000 enterprise customers.  We maintain the highest level of technical competencies with multiple vendors including Avaya, Mitel, Nortel, Hitachi and Samsung.  Our in-house 24/7/365 call center and nationwide service footprint help us maintain our commitment to extraordinary customer service.  We have a 27-year operating history and over 16,000 customers from coast to coast.

Our executive offices are located at 1814 West Tacoma Street, Broken Arrow, Oklahoma  74012.  Our telephone number is (918) 664-8200. We also maintain a web site at www.xeta.com, which contains additional information about us and our operations.  XETA is an Oklahoma corporation.

Financial Information.  The audited financial information included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2008 (under the headings “Item 6. Selected Financial Data” and “Item 8. Financial Statements and Supplementary Data”), and our unaudited interim financial information included in our quarterly report on Form 10-Q for the quarter ended July 31, 2009 (under Part I, Item 1. Financial Statements (unaudited)), as filed with the SEC, is incorporated herein by reference.  Please see Section 16 “Additional Information” below for instructions on how you can obtain copies of our SEC filings, including these filings.

The following tables set forth selected consolidated financial data at and for each of the two fiscal years ended October 31, 2008 and October 31, 2007, and at and for the nine month periods ended July 31, 2009 and July 31, 2008.

Summary Consolidated Income Statements and Balance Sheets

	Year Ended		Nine Months Ended
	October 31,		July 31,
	2008	2007	2009	2008
STATEMENT OF OPERATIONS INFORMATION:

Revenues	84,320,879	70,093,154	53,519,865	61,965,090
Gross Profit	22,256,135	18,207,754	14,161,258	15,979,206
Operating Income	3,690,861	2,417,169	(13,766,520)	2,460,813
Net Income	2,056,434	1,432,420	(8,413,512)	1,351,090
Earnings (loss) per common share:
Basic	0.20	0.14	(0.82)	0.13
Diluted	0.20	0.14	(0.82)	0.13

	October 31,		July 31,
	2008	2007	2009	2008
BALANCE SHEET INFORMATION:
Total Current Assets	27,910,550	22,879,415	21,911,156	32,129,045
Total Noncurrent Assets	38,482,170	37,216,448	24,146,032	37,413,461
Total Current Liabilities	18,549,491	14,377,301	12,118,184	21,557,471
Total Noncurrent Liabilities	6,006,333	6,279,397	345,013	6,918,751

Book value per share as of July 31, 2009			$3.29

	Fiscal Year Ended October 31, 2007	Fiscal Year Ended October 31, 2008	Nine Months Ended July 31, 2009
Ratio of Earnings to Fixed Charges	8.8	11.6	*

*  For the nine months ended July 31, 2009, we have a ratio of earnings to fixed charges of less than one-to-one coverage.  The dollar amount of the deficiency is $13.7 million.

Ratio of Earnings to Fixed Charges.  The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges.  For the purposes of computing the ratio of earnings to fixed charges, earnings represent income from continuing operations before provision for income taxes.  Fixed charges consist of interest and debt expense, including amortization of debt-related expenses and interest capitalized during the period, as well as the interest portion of rental expense.

Section 10.                                   Interests of Directors and Officers; Transactions and Arrangements Concerning the Eligible Options

The members of our Board of Directors and our executive officers, and their respective positions as of September 15, 2009, are set forth in the table below.  The address for each of our executive officers and directors is c/o XETA Technologies, Inc., 1814 West Tacoma Street, Broken Arrow, Oklahoma, 74012.

Name	Position Held
Greg D. Forrest	Chief Executive Officer, President and Director
Robert B. Wagner	Chief Financial Officer, Treasurer and Secretary
Paul Comeau	Executive Director of Operations
Donald T. Duke	Chairman of the Board
S. Lee Crawley	Director
Richard R. Devenuti	Director
Robert D. Hisrich, Ph.D.	Director
Ronald L. Siegenthaler	Director
Ozarslan A. Tangun	Director

Our executive officers are eligible to participate in the Exchange Program.  None of our Board members, with the exception of Greg Forrest who is also an executive officer of the Company, are eligible to participate in the Exchange Program.

As of September 15, 2009, our executive officers and directors as a group (9 persons) beneficially owned outstanding stock options to purchase an aggregate of 365,000 shares of our common stock.  Of this total, options to purchase an aggregate of 180,000 shares constitute Eligible Options, which represents 47% of all Eligible Options under this Exchange Program.

The following table sets forth information with respect to the beneficial ownership of the total stock options and the Eligible Options held by our executive officers as of September 15, 2009.

Name of Beneficial Owner	Aggregate No. of Stock Options Beneficially Owned	% of Total Outstanding Stock Options	No. of Eligible Options	% of Total Eligible Options
Greg D. Forrest	130,000	10.6%	100,000	25.9%
Robert B. Wagner	117,000	9.6%	80,000	20.7%
Paul Comeau	20,000	1.6%	0	0

The following table sets forth information with respect to the beneficial ownership of all stock options held by our directors as of September 15, 2009. Our directors are not eligible to participate in the Exchange Program.

Name of Beneficial Owner	Aggregate No. of Stock Options Beneficially Owned	% of Total Outstanding Stock Options
Donald T. Duke	42,000	3.4%
S. Lee Crawley	10,000	*
Richard R. Devenuti	10,000	*
Robert D. Hisrich, Ph.D.	13,000	1.1%
Ron L. Siegenthaler	13,000	1.1%
Ozarslan A. Tangun	10,000	*

* Less than 1%.

Other than as described below, neither we nor to the best of our knowledge, any of our executive officers or directors have effected transactions in options to purchase our common stock or in shares of our common stock during the sixty (60) days prior to commencement of the Exchange Program, except for purchases by the Company of 1,000 shares of its common stock under its stock repurchase program.  The stock repurchase program has been suspended during the Exchange Program.  (For more information regarding the stock repurchase program, see the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008 and its Quarterly Reports on Form 10-Q for its first three fiscal quarters of fiscal year ending October 31, 2009, as filed with the SEC.  See Section 16, “Additional Information” below for instructions on how to access these documents.

Except as otherwise described herein and in our filings with the SEC, and other than outstanding stock options and other equity awards granted from time to time to our executive officers, employees and directors under our stock option or other equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors, is a party to any agreement, arrangement, or understanding with any other person with respect to any of our securities, including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, except that Mr. Siegenthaler has pledged 980,003 of his shares in our common stock as collateral for a loan.

Section 11.                                   Status of Eligible Options Acquired by the Company in the Offer; Accounting Treatment

Eligible Options that we accept for exchange under the Exchange Program will be cancelled and all shares of common stock that were subject to such cancelled Eligible Options will be returned to the pool of shares available for issuance under the Plan pursuant to which the cancelled Eligible Option was granted, i.e., either the 2000 Plan or the 2004 Plan.

In 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. Under SFAS 123(R), we will recognize the incremental compensation cost of the stock options granted in the Exchange Program. The incremental compensation cost will be measured as the excess, if any, of the fair value of the new options granted in exchange for surrendered Eligible Options, over the fair value of the Eligible Options surrendered in exchange for the new stock options. The fair value of new options will be measured as of the date they are granted and the fair value of the Eligible Options surrendered will be measured immediately prior to the cancellation. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the new stock options issued in the Exchange Program. However, because the exchange ratios will be calculated to result in the fair value of Eligible Options surrendered being equal to the fair value of the new stock options issued to replace them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Exchange Program. As would be the case with Eligible Options, in the event that any of the new stock options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited new options will not be recorded.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Program, we cannot predict the exact amount of the charge that would result from this exchange.

Section 12.            Certain Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal proceedings relating to the Exchange Program, nor are we aware of any anti-trust laws or margin requirements applicable to Exchange Program. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the exchange of Eligible Options for new stock options as contemplated by the Exchange Program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency that would be required for the acquisition or ownership of our stock options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action; although we are unable to predict whether we may determine that we are required to delay the acceptance of Eligible Options for exchange pending the outcome of any such matter.  We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Program to accept Eligible Options for exchange is subject to certain other conditions, including the conditions described in Section 6 above.

Section 13.            Material U.S. Federal Income Tax Consequences

The following is a general summary of the anticipated material U.S. federal income tax consequences associated with the Exchange Program.  This summary does not constitute tax advice.  The information provided in this section is based on the Internal Revenue Code (the “Code”), Treasury Regulations and administrative and judicial authorities as of the date of this document, all of which may change, possibly on a retroactive basis.  This section does not discuss other U.S. federal tax consequences (such as employment or estate and gift taxes) or state, local or non-U.S. tax consequences.  This section may not discuss all of the tax consequences that are relevant to you in light of your particular circumstances.  You should consult with your tax advisor for further information with respect to the federal, foreign, state, local, and any other tax consequences of your participation in the Exchange Program.

Federal Income Tax Consequences

The new stock options granted under the Exchange Program will include statutory incentive stock options (ISOs) and non-qualified stock options for U.S. federal income tax purposes.  We anticipate that the status of your new stock options as either ISOs or non-qualified will be similar to the status applicable to your Eligible Options.

We believe the exchange of Eligible Options for new stock options pursuant to the Exchange Program should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes by us or the Eligible Employees upon the issuance of the new options, whether non-qualified or ISOs. Upon exercise of the new stock options, however, the tax consequences will differ depending upon the status of the new stock options as either ISOs or non-qualified options.

Upon exercise of new options that are ISOs, you will generally not realize any income (unless you are subject to the alternative minimum tax rules). If you hold the shares acquired upon exercise for the statutory holding period, then any gain or loss upon a subsequent sale of the shares will be treated as long-term gain or loss.  If you dispose of the shares before satisfying the statutory holding period, then you will realize ordinary income in an amount equal to the excess of the fair market value of the stock on the exercise date over the exercise price for the shares.  This income will be treated as wages and will be subject to withholding tax.

Upon exercise of new options that are non-qualified, you will generally realize ordinary income in an amount equal to the excess, if any, of the then fair market value of the shares acquired upon the exercise over the exercise price paid for those shares. This income will be treated as wages and subject to applicable tax withholding.  Your tax basis in the acquired shares will be equal to the exercise price plus the amount of ordinary income realized upon exercise.  Gain or loss on a later sale of the acquired shares will be treated as long-term or short-term capital gain or loss, depending upon whether the stock was held for more than one year before the sale.

In both cases where the Eligible Employee realizes ordinary income, we will be allowed a corresponding federal income tax deduction, subject to any deduction limitation under Section 162(m) of the Code.

Tax Withholding

We will have the right to deduct or withhold, or require you to remit to us, an amount sufficient to satisfy local, state, and federal taxes (including employment taxes) required by law to be withheld with respect to any exercise of a new option and/or an Eligible Option.

Effect on Incentive Stock Options Not Tendered

If you hold Eligible Options which are ISOs, we do not believe that this exchange offer will affect the tax status of those if you decide not to participate in the Exchange Program.  However, if the expiration date of the Exchange Program is extended such that the exchange offer is open for 30 calendar days or more, long-term capital gain treatment with respect to the disposition of stock acquired upon exercise of those incentive stock options may require extended holding periods.

We have designed the Exchange Program in a manner intended to comply with Internal Revenue Code Section 409A.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OPTION EXCHANGE PROGRAM IN YOUR PARTICULAR CIRCUMSTANCES.

CIRCULAR 230 DISCLAIMER.  The following disclaimer is provided in accordance with Treasury Department Circular 230. You are hereby notified that (a) the summary above is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Internal Revenue Code, (b) the summary above was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication, and (c) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Section 14.                                   Extension of Exchange Program; Termination; Amendment

We may, from time to time, extend the period of time during which the Exchange Program is open and delay accepting any Eligible Options surrendered to us by giving notice of the extension to Eligible Employees by oral or written notice, public announcement or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act.  If the Exchange Program is extended, we will provide appropriate notice of the extension and the new expiration date no later than 8 a.m., Central time, on the next business day following the previously scheduled expiration date of the Exchange Program, and the cancellation date of Eligible Options accepted for exchange and the new stock option grant date will be similarly extended. For purposes of the Exchange Program, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Program, to terminate or amend the Exchange Program upon the occurrence of any of the conditions specified in Section 6, Conditions of the Exchange Program, by giving notice of the termination or amendment to Eligible Employees by written notice, public announcement or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6, Conditions of the Exchange Program, has occurred or is deemed by us to have occurred, to amend the Exchange Program in any respect prior to the expiration date of the Exchange Program. Any notice of such amendment required pursuant to the Exchange Program or applicable law will be given promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change and will be filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Program or the information concerning the Exchange Program, or if we waive a material condition of the Exchange Program, we will extend the Exchange Program to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the changed terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and, if the Exchange Program is scheduled to expire within ten (10) business days from the date we notify you, keep the Exchange Program open for at least ten (10) business days after the date of such notification:

(a)                                  We increase or decrease the amount of consideration offered for the Eligible Options; or

(b)                                 We increase or decrease the number of Eligible Options that may be surrendered in the Exchange Program.

Section 15.                                   Fees and Expenses

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Options under the Exchange Program.  You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Program, including, any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Program.

Section 16.                                   Additional Information

With respect to the Exchange Program, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part.  This Offer to Exchange document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including the exhibits, and the following reports and other documents that we have filed (or in some cases furnished) with the SEC, before making a decision on whether to tender your Eligible Options for exchange:

(a)	our Annual Report on Form 10-K for the fiscal year ended October 31, 2008, filed with the SEC on January 23, 2009;

(b)	our Quarterly Report on Form 10-Q for the quarter ended January 31, 2009, filed with the SEC on February 27, 2009;

(c)	our Quarterly Report on Form 10-Q for the quarter ended April 30, 2009, filed with the SEC on June 2, 2009;

(d)	our Quarterly Report on Form 10-Q for the quarter ended July 31, 2009, filed with the SEC on September 1, 2009;

(e)

our Current Reports on Form 8-K filed with or furnished to the SEC on January 27, 2009, February 19, 2009, February 26, 2009, March 19, 2009, April 6, 2009, April 10, 2009, May 6, 2009, May 19, 2009, May 28, 2009, June 3, 2009, June 8, 2009, August 12, 2009 and August 27, 2009;

(f)	our definitive proxy statement relating to our April 7, 2009 Annual Meeting of Shareholders, filed with the SEC on February 27, 2009 and revised and filed with the SEC on March 17, 2009;

(g)	a description of our common stock filed as most recently filed in our Current Report on Form 8-K filed with the SEC on September 17, 2009; and

(h)	all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the commencement date of the Exchange Program and before its termination.

The Securities and Exchange Commission file number for all of these filings is 000-16231. These reports, proxy statements and other filings can be inspected and copied at the

SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain copies of all or any part of these documents from this office upon payment of the SEC’s prescribed fees.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330.  These filings are also available to the public on the web site of the SEC at http://www.sec.gov, or on our website under the “Investor Relations” tab at www.xeta.com.

We will also provide without charge to each person to whom a copy of this Exchange Program document is delivered, upon written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents).  Requests for such copies should be directed to:  Kim Hodge at (918)588-4264 or by email at kim.hodge@xeta.com.

The information about XETA contained in this document should be read together with the information contained in the documents to which we have referred you.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and the information contained in this document, you should rely on the statements made in the most recently dated document.

Section 17.                                   Forward Looking Statements

This document and information that is incorporated by reference may contain forward-looking statements. Forward-looking statements do not relate to historical fact but rather reflect our expectations, assumptions and/or beliefs about our future performance or events.  These statements can generally be identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions. All forward-looking statements are subject to risks and uncertainties which are oftentimes beyond our control, are difficult to predict and could cause actual results to differ materially from those projected. These risks and uncertainties include, among other things, the risk factors and other cautionary statements included in our most recently filed reports on Form 10-K and Form 10-Q.  As such, forward-looking statements are not intended to be, nor should they be construed as guarantees of future events or performance.  Moreover, forward-looking statements speak only as of the date they are made.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Section 18.            Miscellaneous

We are not aware of any jurisdiction where the making of the offer under the Exchange Program is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such a good faith effort, we cannot comply with the applicable law, the Exchange Program offer will not be made to (nor will tenders be accepted from or on behalf of) Eligible Employees residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your Eligible Options pursuant to the Exchange Program.  You should rely only on the information contained in this document or the other information to which we have referred you in this document. We have not authorized anyone to give you any information or to make any representations in connection with the Exchange Program other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.